Exhibit 10.1

April 13, 2026

Dear Jamie,

At PPG, our greatest strength is our people. We are a global team of innovators, achievers and partners united by the single belief that our paints, coatings and specialty products enrich lives. We believe your experience and capabilities will contribute to our ongoing priorities of innovation, sustainability and community engagement. Together, we will deliver meaningful solutions to customers and communities worldwide, supporting our purpose to protect and beautify the world.

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting to me with an anticipated start date to be mutually determined, but ideally July 6, 2026. If your start date cannot be earlier than this, then we will work together to organize a small number of handover meetings between you and Vince prior to his departure. We will plan these so they do not interfere with your current employment

Your role will be based on site in our Pittsburgh global headquarters, and you will be required to purchase a home to serve as your permanent address in the Pittsburgh area on or before August 31, 2027. PPG will provide you with relocation assistance under the terms of our standard Tier 1 relocation program. Further information outlining your relocation benefits will be provided. Between now and your relocation, your primary place of work will be Pittsburgh global headquarters on a frequency and schedule agreed to with me. After you relocate, your place of work will remain in global headquarters.

Your annual base salary will be $800,000.

You will also receive a signing bonus of $350,000, less applicable withholdings. The signing bonus will be paid in the payroll cycle following the completion of your first month of employment. If you voluntarily resign from PPG before the one-year anniversary of your start date, or if you fail to move to Pittsburgh by the stated date herein, you will be required to repay PPG the net amount of the signing bonus (after taxes and statutory deductions). To the extent permitted by applicable law, PPG may offset your repayment obligation against any compensation owing to you at the time of your termination. The balance of your repayment must be made within sixty (60) days of your termination date.

You are eligible to participate in our Short-Term Incentive (STI) plan which includes an annual cash target bonus of 100% of base salary paid by March following the close of the plan year. For 2026, your STI award will be prorated based on your date of hire. Please note that the PPG Short-Term Incentive plan may be modified, suspended or canceled as and when the Company may decide at its discretion.

In addition, you are eligible to participate in our annual Long-Term Incentive (LTI) plan, which may include grants of Stock Options, Total Shareholder Return Shares, and Performance-based and Time-based Restricted Stock Units (RSUs). The expected grant value of your annualized award under our annual LTI program is USD $3,100,000 and will be granted in the first quarter of 2027. For 2026, you will receive a prorated LTI award of $2,500,000 which will consist of 25% Stock Options, 25% Total Shareholder Return Shares, 25% Performance-based RSUs, and 25% Time-based RSUs. These awards will have an expected grant date of July 1, 2026. All LTI grants are subject to the terms of the grant award agreements under which they are issued and the PPG 2026 Omnibus Incentive Plan. Please note that the PPG Long Term Incentive Plan may be modified, suspended or canceled as and when the Company may decide at its discretion.

You will also be granted a one-time award of Time-based Restricted Stock units with a total grant value of $3,200,000. These RSUs will be granted on the second Friday of the second month of the quarter after your hire date and will vest on the third anniversary of the grant date.

In your leadership role, you will be subject to meeting a stock ownership requirement of 3 times your salary within five years.

You will be eligible for PPG benefits, which includes a broad array of employee elections such as medical insurance, life insurance and a savings plan. A summary of benefits is attached for your review. In addition to company recognized holidays, you will be eligible for four weeks of paid vacation annually.

You will be offered our standard PPG Change in Control agreement.

This offer is contingent upon the successful completion of required pre-employment processes, which could include a background check; medical screen; the signing of an employee agreement that addresses non-disclosure of confidential information, non solicitation of employees and customers, and non-competition; and the signing of an arbitration agreement.

We are confident that your contributions will support our continued progress and success. Please confirm your desire to proceed to the next steps of the process as soon as possible and no later than seven days. If you have any questions or need further information, please do not hesitate to contact me. We look forward to working with you in this new role as we unite in our purpose to protect and beautify the world.

Sincerely,

/s/ Timothy Knavish
Tim Knavish
Chairman and Chief Executive Officer

Sign	Date

/s/ Jamie Beggs	April 15, 2026